Exhibit 10(v)

May 18, 2007

Mr. Eric Cremers

Dear Eric:

The purpose of this letter is to confirm the terms of the verbal offer that I have made to you for the position of Vice President, Finance and Chief Financial Officer. This position will report directly to me and will be located in Spokane.

As discussed, I hope that you can start work by Monday July 16th.

The base salary for this position is $400,000 per year, and regular pay is made semi-monthly. This offer is subject to the standard pre-employment drug screen. Human Resources will be sending you the information to enable you to complete that step in your local area.

The position’s salary grade is 26, and the target bonus is 50% of your base salary earnings for each plan (calendar) year. The standard bonus at target level would be $200,000 (but would be prorated for the 2007 award year based on the portion of the year you are participating in the plan). Awards are not guaranteed, but are based on the performance of the corporation.

Additionally, you will participate immediately in our long-term incentive program, which presently is comprised of performance share grants. Each grant is normally made at the December meeting of the Board of Directors and covers a three year performance period. Your first grant of 7,400 performance shares will be made coincident with your hire date for the 2007 through 2009 performance period. Shares are awarded based on Total Shareholder Return versus other peer companies in the industry. Awards can range from 0 to 200% of the base amount based on company performance and are paid in stock.

As an officer, you are expected to acquire ownership of 15,000 shares of Potlatch stock within five (5) years from attaining this position. Shares that count toward the ownership guidelines are: those acquired through independent purchase; shares acquired and held in Potlatch’s 401(k) Savings Plan; those acquired through any of the Company’s Stock Incentive Plans, including performance shares upon being paid out and restricted stock units upon becoming vested; and shares acquired through awards under the Management Performance Award Plan, including awards deferred in stock units. Progress toward ownership is covered at each February’s meeting of the Board of Directors. Your progress toward this goal will first be reported in February 2008.

You will receive a signing bonus of $25,000 (no gross up for taxes), to be paid on the first regular payroll date following your hire date (July 31, 2007).

You will be eligible for our New Employee Relocation benefits (the Policy is enclosed). In addition to what is covered in this Policy, we will cover closing costs on the buying end and provide preferred lender rates. Marty Rothschild of Human Resources is available next week to answer any questions you may have. Marty can be reached at xxx-xxx-xxxx as you proceed with your plans.

In addition to the compensation described in this letter, you will be granted $250,000 worth of restricted stock units upon your start date. The vesting schedule is 20% on each of your first two anniversary dates and 60% on your third anniversary date. The RSU award, along with all additional shares attributable to dividend equivalents, will be distributed on the third anniversary of the grant date, in stock, unless you elect to defer receipt of the stock units to a future date (in accordance and in compliance with Section 409A of the Internal Revenue Code).

For 2007, you will be eligible for three weeks of paid vacation. Beginning in 2008, you will be eligible for four weeks vacation.

As an Officer, you will be covered under our Executive Severance Program, a copy of which is enclosed.

Coverage under our standard medical, dental, vision and other benefits commences immediately upon your hire date, and we will schedule time for you to complete your enrollments.

Eric, I am very pleased to extend this offer and we are excited to have you join the Potlatch leadership team. Please indicate your acceptance in the space designated below.

Sincerely,

Michael J. Covey

Chairman, President and Chief Executive Officer

Enclosures

/s/ Eric J. Cremers	May 21, 2007
Accepted	Date